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                                                                     EXHIBIT 3.2

                      AMENDED AND RESTATED CERTIFICATE OF
                          INCORPORATION OF TIVO INC.

           Michael Ramsay and Alan C. Mendelson hereby certify that:

     1. The name of this corporation is TiVo Inc. The name under which this corporation was originally incorporated is Teleworld Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is August 4, 1997.

     2. They are the duly elected and acting President and Secretary, respectively, of TiVo Inc., a Delaware corporation.

     3. The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                      I.

     The name of the corporation is TiVo Inc. (the "Corporation" or the "Company").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of the Corporation's registered agent at said address is Amerisearch Corporate Services Inc.

                                     III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred sixty million (160,000,000) shares. One hundred fifty million (150,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and

                                       1.
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to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. Five million (5,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Convertible Preferred Stock."

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock are as follows:

          1.   Dividend Rights.

               (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends payable in cash on a quarterly basis in arrears, in an amount per share (rounded to the nearest cent) equal to the percentage Dividend Rate (calculated as set forth below) applied to $30 (the "Original Series A Purchase Price") for each share of Series A Convertible Preferred Stock, plus all accrued and unpaid dividends (whether or not compounded) on such share of Series A Convertible Preferred Stock from the date of original issuance of the Series A Convertible Preferred Stock (the "Original Issue Date"). With respect to each share of Series A Convertible Preferred Stock, such dividends shall accrue daily and be paid and compounded quarterly on the first day of January, April, July and October (each such date a "Payment Date" and each period commencing on each Payment Date and ending on the date immediately prior to the succeeding Payment Date, or if earlier, the date on which such share is converted, redeemed, paid out upon liquidation, exchanged for other property or otherwise retired, a "Dividend Period") in each year commencing with a payment on the first Payment Date following the Original Issue Date of dividends accrued from the Original Issue Date to the Record Date. Each such dividend shall be payable to the holders of record of shares of Series A Convertible Preferred Stock as they appear on the share register of the Company on the corresponding Record Date. As used herein, the term "Record Date" means, with respect to the dividend payable on January 1, April 1, July 1 and October 1, respectively of each year, the preceding December 15, March 15, June 15 and September 15, or such other record date, not more than 60 days or less than 10 days preceding the Payment Dates thereof, as shall be fixed by the Board. The "Dividend Rate" for any Dividend Period shall be:

               (i) the average of the Non-Government Institutional Funds, 7-day Yields Current Rates simple average displayed as the NON-GOVERNMENT INST. FUNDS, SIMPLE AVERAGE rate by iMoneyNet, Inc. on the Money Fund Selector page of its website (http://ibcdata.com/mfs/iotopper.htm#gp) (or any successor non-government institutional simple average rate similarly reported or such rate as reported on any successor webpage) on the first day of each calendar month in such Dividend Period (or on the Original Issue Date for the initial Dividend Period); or

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               (ii) if such rate (or such successor rate) is not so displayed, or ceases to be updated by iMoneyNet, Inc. (or any successor thereto), a money funds yield index rate providing a similar rate reported on a monthly basis by any other reputable source as mutually agreed among the Company (as approved by a resolution of the Board of Directors of the Company) and the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, or, if not so agreed within 60 days, as specified by a nationally recognized money center bank located in the State of New York reasonably acceptable to the Company (as approved by a resolution of the Board of Directors of the Company) and the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock; provided that until such alternative money funds yield index rate is selected, the Dividend Rate shall be the last Dividend Rate calculated pursuant to clause (i) above.

Upon the fixing of the Dividend Rate for any Dividend Period, the Company will cause to be filed with the Secretary of the Company and mailed to each holder of Series A Convertible Preferred Stock a certificate setting forth such rate and, if the rate is established pursuant to clause (ii) above, identifying the source of such rate.

               (b) The amount of dividends payable for each full Dividend Period for the Series A Convertible Preferred Stock shall be computed by dividing the Dividend Rate in effect for such Dividend Period by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, shall be computed on the basis of twelve 30-day months and a 360-day year.

               (c) Dividends on the Series A Convertible Preferred Stock shall accumulate and compound quarterly whether or not the Company has earnings or profits, whether or not there are funds legally available for payment of such dividends and whether or not dividends are declared. Dividends will accumulate and compound quarterly to the extent they are not paid. The Company shall take all actions required or permitted under the General Corporation Law of Delaware to permit the payment of dividends on the Series A Convertible Preferred Stock and shall declare and pay such dividends to the extent there are funds legally available therefor.

               (d) So long as any shares of Series A Convertible Preferred Stock are outstanding, except as described in the next succeeding sentence, unless full cumulative dividends on all outstanding shares of Series A Convertible Preferred Stock for all past dividends have contemporaneously been declared and paid in full or declared and consideration sufficient for the payment thereof set apart for such payment on the Series A Convertible Preferred Stock, then: (A) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Common Stock or any other series of Preferred Stock; (B) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Common Stock or any other series of Preferred Stock; (C) no shares of Common Stock or any other series of Preferred Stock shall be purchased, redeemed or otherwise acquired or retired for value (except by (i) conversion into or an exchange for shares of Common Stock or (ii) acquisition of Common Stock by the Company pursuant to employee agreements which permit the Company to repurchase such shares upon termination of services to the Company) by the Company or any entity as to which the Company owns, directly or indirectly, more than 50% of such entity's stock (or similar voting interests) entitled to vote

                                       3.
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generally in the election of directors (or other governing body) (a
"Subsidiary"); and (D) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Common Stock or any other series of Preferred Stock by the Company or any of its Subsidiaries. If at any time the Company pays less than the total amount of dividends then accrued with respect to the Series A Convertible Preferred Stock, such payment shall be distributed ratably among the holders of Series A Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series A Convertible Preferred Stock held by each holder.

               (e) Subject to Section 6(e), upon the election of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock may irrevocably waive their right to receive dividends pursuant to paragraph (a) above. Following notice of such waiver to the Company, the Company shall not be obligated to pay any dividends on the Series A Convertible Preferred Stock accruing after receipt of such notice; provided that the Company shall be required to pay any dividends that have accrued and not been paid for prior Dividend Periods and for the portion of the Dividend Period elapsed to the date of such waiver on the next succeeding Payment Date.

               (f) In addition and not in lieu of the foregoing, when and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock, the holders of the Series A Convertible Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Series A Convertible Preferred Stock could then be converted pursuant to Section 4 hereof. Any such declared and unpaid dividends will be payable first to the holders of Series A Convertible Preferred Stock and then to the holders of Common Stock.

          2.   Voting Rights.

               (a) General Rights. Except as otherwise provided herein or as required by law, the Series A Convertible Preferred Stock shall vote together with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company upon the following basis: each holder of shares of Series A Convertible Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Convertible Preferred Stock are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting.

               (b) Separate Vote of Series Preferred. The vote of the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a class, shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company, whether by merger, consolidation or otherwise that adversely affects the Series A Convertible Preferred Stock in a discriminatory manner;

                                       4.
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                    (ii)  Any alteration or change in the voting powers,
preferences, dividend rights, or other special rights or privileges, qualifications, limitations, or restrictions of the Series A Convertible Preferred Stock that adversely affects the Series A Convertible Preferred Stock;

                    (iii) Any increase or decrease (other than by redemption in accordance with Section 6 or conversion in accordance with Section 4) in the number of authorized or issued shares of Series A Convertible Preferred Stock;

                    (iv) Any authorization, creation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Convertible Preferred Stock in right of redemption, liquidation preference, voting or dividends;

                    (v) Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock or other series of Preferred Stock (except for acquisitions of Common Stock by the Company pursuant to employee agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer by an employee) unless the Company permits the Series A Convertible Preferred Stock to participate in such redemption, repurchase, payment of dividends or other distributions on a pro-rata, as-converted basis;

                    (vi) Any Asset Transfer, Acquisition or any merger, consolidation or other combination of the Company with or into any other corporation, entity or person, or any other corporate reorganization to which the Company is a direct party, provided that such separate vote of the Series A Convertible Preferred Stock shall not be necessary for such transaction where:
(1) in the case of a transaction in which holders of Common Stock receive cash, adequate provision is made in the agreement for such transaction for the holders of Series A Convertible Preferred Stock to receive cash in an amount equal to the aggregate Liquidation Preference of the Series A Convertible Preferred Stock, or (2) in the case of a transaction in which holders of Common Stock receive securities listed on a national securities exchange, adequate provision is made in the agreement for such transaction for the holders of Series A Convertible Preferred Stock to receive shares of preferred stock of the issuer of such securities with substantially identical rights, powers, preferences or privileges as enjoyed by the Series A Convertible Preferred Stock, which shall be initially convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Convertible Preferred Stock would have been entitled to receive in such transaction. By way of clarification, a separate vote of the holders of Series A Convertible Preferred Stock shall not be required under this clause (vi) for any merger, consolidation or other combination of a direct or indirect subsidiary of the Company with or into any other corporation, entity or person (other than the Company) in which the outstanding shares of Common Stock are not affected.

                                       5.
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          3.   Liquidation Rights.

               (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock or any other series of Preferred Stock, the holders of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company an amount per share in cash equal to the greater of (i) the Original Series A Purchase Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus the amount of all accrued and unpaid dividends (whether or not compounded) on the Series A Convertible Preferred Stock (whether or not declared and whether of not funds are legally available therefor) for each share of Series A Convertible Preferred Stock held by them; and (ii) an amount equal to the amount the holders of the Series A Convertible Preferred Stock would have received upon liquidation, dissolution or winding up had such holders converted their shares of Series A Convertible Preferred Stock in accordance with the terms of Section 4 into shares of Common Stock (such greater amount being the "Liquidation Preference"). If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Convertible Preferred Stock of the Liquidation Preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A Convertible Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               (b) After the payment of the full Liquidation Preference of the Series A Convertible Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

               (c) For purposes of this Section 3, provided that the holders of Series A Convertible Preferred Stock have received notice and a prior opportunity to convert their shares to Common Stock in accordance with Section 4 below, the following events shall be deemed a liquidation:

                    (i) the completion of any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization to which the Company is a direct party, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "Acquisition"); provided, by way of clarification, any merger, consolidation or other combination of a direct or indirect subsidiary of the Company with or into any other corporation, entity or person (other than the Company) in which the outstanding shares of Common Stock are not affected shall not constitute an Acquisition; or

                    (ii) the completion of a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company for which approval of the stockholders is required under Section 271 of the Delaware General Corporation Law (an "Asset Transfer").

                                       6.
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          4.   Conversion Rights.  The holders of the Series A Convertible
Preferred Stock shall have the following rights with respect to the conversion of the Series A Convertible Preferred Stock into shares of Common Stock (the "Conversion Rights"):

               (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series A Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Convertible Preferred Stock being converted.

               (b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Convertible Preferred Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing (x) the Original Series A Purchase Price, plus dividends accrued and not paid (whether or not compounded), by (y) the "Series A Conversion Price", calculated as provided in
Section 4(c).

               (c) Conversion Price. The conversion price for the Series A Convertible Preferred Stock shall initially be the lesser of (i) $30 or (ii) three (3) times the Closing Average (as defined in the Investment Agreement, dated June 9, 2000 between the Company and America Online, Inc.) (the "Series A Conversion Price"). The Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

               (d) Mechanics of Conversion. Each holder of Series A Convertible Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Convertible Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash any declared and unpaid dividends on the shares of Series A Convertible Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until immediately prior to the closing of the sale of such securities.

                                       7.
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               (e)  Adjustment for Stock Splits and Combinations. If the Company
shall at any time or from time to time after the Original Issue Date effect a subdivision or split-up of the outstanding Common Stock without a corresponding subdivision or split-up of the Series A Convertible Preferred Stock, the Series
A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Convertible Preferred Stock, the Series A Convertible Preferred Stock outstanding before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective. The provisions of this clause shall similarly apply to successive subdivisions, split-ups and combinations.

               (f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction
(i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution. The provisions of this clause shall similarly apply to successive dividends or distributions.

               (g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock or evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any of its securities (excluding those rights or warrants referred to in paragraph (h) below) (any of the foregoing being hereinafter in this subparagraph (g) called the "Securities"), then, in each such case, the Series A Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Series A Conversion Price in effect immediately prior to the date of such distribution by a fraction the numerator of which shall be the Fair Market Value of the Common Stock as of the record or issuance date mentioned above, less the then fair market value (as determined in good faith by the Board of Directors) of the portion of the Securities so distributed allocable to one share of Common Stock, and the denominator of which shall be the Fair Market Value of the Common Stock. Such adjustment shall become effective immediately prior to the opening of business on the day following the record date for the determination of

                                       8.
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stockholders entitled to receive such distribution. The provisions of this clause shall similarly apply to successive distributions. In the event that such distribution is not so made, the Series A Conversion Price shall again be adjusted to be the Series A Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such distribution had not been fixed. For purposes of the above calculation, "Fair Market Value" of one share of Common Stock as of any date means:

                    (i) (A) the average of the closing prices quoted on Nasdaq National Market System, if applicable, or the average of the last bid and asked prices of the Common Stock quoted in the over-the-counter-market or (B) if the Common Stock is then traded on a national securities exchange, the average of the high and low prices of the Common Stock listed on the principal national securities exchange on which the Common Stock is so traded, in each case for the ten (10) trading days immediately preceding such date or, if such date is not a business day on which shares are traded, the next immediately preceding trading day; and

                    (ii) in all other circumstances, the fair market value per share of Common Stock as determined in good faith by the Board of Directors.

               (h) In case the Company shall issue warrants or other rights to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value of the Common Stock (as defined for purposes of this subparagraph (h) in paragraph (g) above) as of the record date for the determination of stockholders entitled to receive such rights or warrants, the Series A Conversion Price in effect after such record date shall be determined by multiplying the Series A Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date for issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Fair Market Value, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date for issuance of such rights or warrants plus the total number of shares of Common Stock receivable upon exercise of such rights or warrants. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors. Shares of Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. The provisions of this clause shall similarly apply to successive issuances of such warrants or rights. In the event that such rights or warrants are not so issued, the Series A Conversion Price shall again be adjusted to be the Series A Conversion Price which would then be in effect if such record date had not been fixed.

               (i) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision

                                       9.

or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Convertible Preferred Stock (whether outstanding or thereafter issued) shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (j) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a merger, consolidation, recapitalization, sale of all or substantially all of the Company's assets or other capital reorganization of the Common Stock (a "Capital Reorganization") (other than an Acquisition or Asset Transfer as defined in
Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such Capital Reorganization, provision shall be made so that the holders of the Series A Convertible Preferred Stock (whether outstanding or thereafter issued) shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such Capital Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Convertible Preferred Stock after the Capital Reorganization to the end that the provisions of this Section 4 (including adjustment of each Series A Convertible Preferred Stock Price then in effect and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. In the event that the Corporation is not the surviving entity of any such Capital Reorganization, each share of Series A Convertible Preferred Stock shall become shares of preferred stock of such surviving entity, with the same powers, rights and preferences as provided herein.

               (k) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Convertible Preferred Stock, if the Series A Convertible Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Convertible Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

               (l) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or otherwise participate in any event for which the Series A Conversion Price is adjusted pursuant to Section 4, (ii) any

                                      10.

subdivision or combination of the outstanding Common Stock, (iii) any recapitalization or reclassification of or other change in the Common Stock or any Capital Reorganization, (iv) any event for which the Series A Conversion Price is adjusted pursuant to Section 4, (v) any Acquisition (as defined in Section 3(c)), any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or (vi) any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Convertible Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or other event and a description of such dividend, distribution or other event, (B) the date on which any such subdivision, combination, reorganization, reclassification, recapitalization, Capital Reorganization, transfer, consolidation, Acquisition, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such subdivision, combination, reorganization, reclassification, recapitalization, Capital Reorganization, transfer, consolidation, Acquisition, merger, Asset Transfer, dissolution, liquidation or winding up.

               (m)  Automatic Conversion.

                    (i) Each share of Series A Convertible Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, based on the then-effective Series A Conversion Price if the closing price of the Common Stock (as reported on the Nasdaq National Market System) exceeds $30 for eighteen (18) trading days in any twenty (20) consecutive trading-day period (an "Automatic Conversion Event").

                    (ii) The Corporation will promptly provide to each holder of Series A Convertible Preferred Stock written notice, delivered to such holder's address as shown in the Company's books, of the occurrence of an Automatic Conversion Event, which shall include a table showing the closing prices of the Common stock as reported on the Nasdaq National Market System for the twenty (20) trading day period referred to in paragraph (i) above and shall specify the Series A Conversion Price and the Series A Conversion Rate in effect upon the date of the Automatic Conversion Event.

                    (iii) Upon the occurrence of the Automatic Conversion Event specified in paragraph (i) above, the outstanding shares of Series A Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Convertible Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock shall surrender the certificates representing such shares at the office of the

                                      11.

Company or any transfer agent for the Series A Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred in accordance with the provisions of Sections 4(a) through 4(d).

               (n) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's closing price on the date of conversion.

               (o) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (p)  Notices.  Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               (q) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered.

               (r) No Dilution or Impairment. Without the consent of the holders of then outstanding Series A Convertible Preferred Stock as required under Section 2(b), the Company shall not amend its Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of

                                      12.

securities or take any other voluntary action, for the purpose or having the effect of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Convertible Preferred Stock against dilution or other impairment.

          5. No Preemptive Rights. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

          6. Redemption. The shares of Series A Convertible Preferred Stock shall be redeemable as follows:

               (a) Subject to Section 6(e) below, the Series A Convertible Preferred Stock may be redeemed by the Company at any time after the third anniversary of the Original Issue Date, at the Company's sole discretion, in whole but not in part, at a redemption price per share equal to the Original Series A Purchase Price plus all compounded or accrued and unpaid dividends as of the Redemption Date (including the pro rata portion of the dividend for the quarter in which the redemption occurs), whether or not declared and whether or not funds are legally available therefor, in each case as adjusted for any stock dividends, combinations or splits or similar events with respect to such shares (the "Redemption Price"). The Redemption Price shall be payable, at the Company's sole discretion, in either cash or a number of fully paid and nonassessable shares of Common Stock having an aggregate value (which for the purposes of redemption by the Company pursuant to this Section 6(a) shall be based upon the average closing price of the Common Stock (as reported on the Nasdaq National Market System) for the ten (10) trading days preceding the Redemption Date) equal to the Redemption Price.

               (b) Redemption Date. The Corporation shall redeem the shares of Series A Convertible Preferred Stock to be redeemed hereunder on a date no earlier than 30 and no later than 60 days after the date notice of redemption is provided to the holders of Series A Convertible Preferred Stock; provided that any holder of Series A Convertible Preferred Stock who elects to convert any shares of Series A Convertible Preferred Stock into Common Stock in accordance with Section 4(d) at any time prior to the Redemption Date shall not have such shares redeemed, but rather such shares shall be converted into Common Stock (or such other securities or assets receivable upon adjustment of the Series A Conversion Price) in accordance with Section 4. Such date shall be a "Redemption Date" for the Preferred Stock as described herein.

               (c) At least thirty (30) days prior to the Redemption Date for the Series A Convertible Preferred Stock, written notice shall be mailed, postage prepaid, to each holder of record of Series A Convertible Preferred Stock, at such holder's post office address last shown on the records of the Corporation, notifying such holder of the redemption of such shares to be redeemed at that time, specifying the Redemption Date, the Redemption Price (including the manner of payment of the Redemption Price), and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificate's representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or after the Redemption Date, each holder of Series A Convertible Preferred Stock to be redeemed shall surrender such holder's certificate or certificates representing shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon

                                      13.

the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each surrendered certificates shall be canceled and the Company shall deliver notice to the bank or trust company of such surrender for purposes of paragraph (d) below. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Series A Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not subsequently be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

               (d) Deposit of Redemption Price. On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares of Series A Convertible Preferred Stock with a bank or trust company having aggregate capital and surplus in excess of $10,000,000,000 as a trust fund for the benefit of the respective holders of the shares designated for the redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Company that such holder has surrendered such holder's share certificate to the Company pursuant to Section 6(c) above. Such instructions shall also provide that any funds deposited by the Company pursuant to this Section 6(d) for the redemption of shares of Series A Convertible Preferred Stock subsequently converted into shares of Common Stock no later than the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall be returned to the Company upon its request expressed in a resolution of its Board of Directors.

               (e) At any time following the Original Issue Date, upon election of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock to waive the right to receive dividends on the Series A Convertible Preferred Stock in accordance with Section 1(c), the Series A Convertible Preferred Stock thereafter shall not be redeemable by the Company pursuant to this Section 6.

          7. Reacquired Shares. Any shares of Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and, in the Restated Certificate of Incorporation, as then amended.

                                      IV.

     A. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

                                      14.

          (1) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          (2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and to any restrictions or limitations of applicable law, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (3) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the "Voting Stock"). The Board of Directors or any individual director may not be removed from office without cause.

          (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                                      15.

     B. (1) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          (2) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          (3) There shall be no cumulative voting by the stockholders of this Corporation.

          (4) No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

          (5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                      V.

     A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VI.

     A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VI, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six

                                      16.

and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles IV, V and VI.

                                      17.

     In Witness Whereof, TiVo Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary this 26th day of July, 2000.

                                        TiVo Inc.

                                        By: /s/ Michael Ramsay
                                            --------------------------
                                            Michael Ramsay, President

Attest:

By: /s/ Alan C. Mendelson
    -------------------------------
    Alan C. Mendelson, Secretary

                                      18.